Exhibit 5.1

One TSYS Way	Kathleen Moates
Post Office Box 1755	Senior Deputy General Counsel
Columbus, GA 31902-1755

+1.706.649.4818 tel
+1.706.644.4999 fax

www.tsys.com

November 6, 2014

Total System Services, Inc.

One TSYS Way

Columbus, GA 31901

Re: Registration Statement on Form S-3 ASR

Ladies and Gentlemen:

I am the Senior Deputy General Counsel of Total System Services, Inc., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 ASR (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $.10 per share (“Common Stock”), to be issued and delivered to participants in connection with the Total System Services, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).

In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement and records of the proceedings of the Board of Directors of the Company deemed by me to be relevant to this opinion letter. I have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions in this opinion letter. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued (in the case of newly issued shares) and delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Georgia and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included as part of the Registration Statement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kathleen Moates

Kathleen Moates

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